Exhibit 99

SEALED AIR REPORTS 23% INCREASE IN FIRST QUARTER DILUTED EPS

Both Business Segments Achieve 11% Sales Growth

SADDLE BROOK, N.J., Wednesday, April 28, 2004 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.64 for the first quarter of 2004, a 23% increase over prior year earnings of $0.52.  Sealed Air’s sales for the quarter increased 11% to $913.1 million, compared with $822.9 million in 2003.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Sealed Air’s performance in the quarter reflected solid unit volume growth in our protective packaging segment and strength in our international businesses.  Our food packaging segment achieved modest unit volume gains despite import restrictions on U.S. beef products imposed by various countries.  Sealed Air’s long-standing commitment to provide value to our customers around the world contributed to our results.  We also were particularly pleased with the Company’s ability to generate cash.  During the quarter we repurchased approximately $25 million of Sealed Air common stock.  Even after these repurchases, we increased our cash balances by approximately $48 million.  Our earnings per share continued to realize the benefits of last year’s recapitalization and debt repurchase.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“Sealed Air is well positioned for growth in the recovering global economy with operations in 50 countries.  During the first quarter we started up our new manufacturing facility in Rogers, Arkansas.  We also expect another plant in the U.S. and one in Eastern Europe to come on stream later this year.  All of us at Sealed Air remain dedicated to our operating principles including focusing on cash flow and maintaining a tight control on expenses.  We expect that our operating expenses will fall within our goal of 16-17% of sales for the year and we expect to continue using our cash to invest in our business and deliver value to our shareholders.”

Company and Segment Sales for the First Quarter

•                  Net sales increased 11% to $913.1 million compared with $822.9 million for the first quarter of 2003.  The increase in net sales was primarily due to the $62.4 million favorable effect of foreign currency translation and, to a lesser extent, higher unit volumes and some favorable changes in product price/mix.  Excluding the positive effect of foreign currency translation, net sales would have increased 3%.  Sales outside the U.S. totaled $470.2 million, a 20% increase versus last year’s comparable quarter.  Excluding the positive effect of foreign currency translation, international sales would have increased 4%.

•                  Net sales of the food packaging segment increased 11% to $562.9 million compared with $507.0 million in 2003.  The increase in net sales was due primarily to the $43.5 million favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix and a small increase in unit volume.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 2%.

•                  Net sales of the protective packaging segment increased 11% to $350.2 million compared with $315.9 million in 2003.  The increase in net sales was due primarily to the $18.9 million favorable effect of foreign currency translation and to volume growth of $15.4 million, while holding steady on overall product price/mix.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 5%.

Financial Highlights for the First Quarter

•                  Gross profit was $286.1 million, or 31.3% of net sales, compared with $259.5 million, or 31.5% of net sales, for the first quarter of 2003.

•                  Marketing, administrative and development expenses increased to $159.3 million compared with $138.7 million for the first quarter of 2003.  The increase in these expenses was due to a number of factors including the effects of foreign currency translation and R&D-related projects.  In addition, the Company is in the process of upgrading its information technology platform to improve our service to customers and improve our cost structure.  As a percentage of net sales, these expenses increased to 17.4% for the quarter, compared with 16.9% in 2003.

•                  Operating profit was $126.8 million, or 13.9% of net sales, compared with $120.8 million, or 14.7% of net sales, in the first quarter of 2003.

•                  Interest expense increased to $38.1 million compared with $22.4 million in the first quarter of 2003 primarily due to interest expense from the Company’s issuance of approximately $1.3 billion of senior notes and convertible senior notes in July 2003 and $300.0 million of senior notes in April 2003.  The Company used the proceeds from the July 2003 issuance to redeem its Series A convertible preferred stock.

•                  Other income was $5.3 million compared with expense of $0.5 million in the first quarter of 2003.  The increase was primarily due to increased interest income and a reduced foreign exchange loss compared with the prior year quarter.

•                  The Company’s effective tax rate was approximately 36.0% compared with 37.0% in the first quarter of 2003.  The decrease in the effective tax rate was primarily due to improved tax efficiencies resulting from a recent reorganization of the Company’s international subsidiaries.

Outlook

The Company reaffirms its full year diluted earnings per common share guidance of $2.80 to $2.90, which was first communicated in our fourth quarter 2003 earnings release.  This guidance assumes a continued recovery in the global economy, stable petrochemical-related costs through the remainder of the year, and no adverse developments in our customers’ businesses or market conditions.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com under the Presentations & Events button in the Investor Information section.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section.  A replay of the webcast will also be available on the web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 589-4298 (domestic) or (719) 457-0349 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, May 5, 2004 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 441387.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, the effects of animal and food-related health issues, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the quarters ended March 31

(Unaudited)

(In millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31
	2004	2003	% Increase (Decrease)

Net sales by business segment: (1)
Food packaging	$562.9	$507.0	11
Protective packaging	350.2	315.9	11

Total net sales	913.1	822.9	11

Cost of sales (2)	627.0	563.4	11

Gross profit	286.1	259.5	10

Marketing, administrative and development expenses (2)	159.3	138.7	15

Operating profit	126.8	120.8	5

Interest expense	(38.1)	(22.4)	70

Other income (expense), net	5.3	(0.5)	—

Earnings before income taxes	94.0	97.9	(4)

Income taxes	33.8	36.2	(7)

Net earnings	$60.2	$61.7	(2)

Net earnings ascribed to common shareholders	$60.2	$48.4	24

Basic earnings per common share (3)	$0.71	$0.57

Diluted earnings per common share (3)	$0.64	$0.52

Weighted average number of common shares outstanding:
Basic	85.058	84.213

Diluted	94.099	93.213

(1)          In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a wide variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(2)          Total depreciation and amortization expense for the quarters ended March 31, 2004 and 2003 was $44.7 million and  $42.6 million, respectively.

(3)          See the Supplementary Information included with this release for the calculation of basic and diluted earnings per common share.

Supplementary Information

SEALED AIR CORPORATION

Results for the quarters ended March 31

(Unaudited)

(In millions except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended March 31
	2004	2003

Net earnings	$60.2	$61.7

Less: Preferred stock dividends (1)	—	(13.3)

Net earnings ascribed to common shareholders	$60.2	$48.4

Weighted average number of common shares outstanding:

Basic	85.1	84.2

Diluted (2)	94.1	93.2

Basic Earnings Per Common Share	$0.71	$0.57

Diluted Earnings Per Common Share	$0.64	$0.52

(1)      On July 18, 2003, the Company redeemed all of its outstanding shares of Series A convertible preferred stock at a redemption price of $51.00 per share.

(2)      In calculating diluted earnings per common share, the weighted average number of common shares in 2004 and 2003 assumes the issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Supplementary Information

SEALED AIR CORPORATION

Results for the quarters ended March 31

(Unaudited)

(In millions)

Business Segment Information and Capital Expenditures (3)

BUSINESS SEGMENT INFORMATION:

	For the Quarter Ended March 31,
	2004	2003

Operating profit (1)(2)
Food Packaging	$75.6	$73.8
As a % of food packaging net sales	13.4%	14.6%

Protective Packaging	52.0	47.2
As a % of protective packaging net sales	14.8%	14.9%

Total segments	127.6	121.0

Unallocated corporate operating expenses (2)	(0.8)	(0.2)

Total	$126.8	$120.8
As a % of total net sales	13.9%	14.7%

Depreciation and amortization (1)
Food Packaging	$29.1	$27.4
Protective Packaging	15.6	15.2
Total	$44.7	$42.6

(1)   In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a wide variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(2)   The Company has allocated global information technology costs directly to the operating segments in 2004. Previously these amounts were included within the unallocated corporate operating expenses.  Results for 2003 have been adjusted to conform to the 2004 presentation.

CAPITAL EXPENDITURES:

Quarter Ended March 31, 2004	$27.4

Quarter Ended March 31, 2003	$22.1

Year Ended December 31, 2003	$124.3

(3)   The amounts shown above are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

March 31, 2004 and December 31, 2003

(Unaudited)

 (In millions of dollars)

Condensed Consolidated Balance Sheets

	March 31, 2004 (1)	December 31, 2003

ASSETS

Current assets:

Cash and cash equivalents	$412.8	$365.0

Notes and accounts receivable, net of allowances for doubtful accounts	578.8	615.2

Inventories	390.3	371.2

Other current assets	73.0	76.4

Total current assets	1,454.9	1,427.8

Property and equipment:
Land and buildings	516.4	517.4
Machinery and equipment	1,832.5	1,823.6
Other property and equipment	133.1	131.7
Construction-in-progress	98.4	93.5
	2,580.4	2,566.2
Less accumulated depreciation and amortization	1,553.7	1,523.8
Property and equipment, net	1,026.7	1,042.4

Goodwill	1,942.2	1,939.5

Other assets	289.7	294.4

Total Assets	$4,713.5	$4,704.1

(1)   The amounts shown are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

March 31, 2004 and December 31, 2003 (Continued)

(Unaudited)

 (In millions of dollars)

Condensed Consolidated Balance Sheets

	March 31, 2004(1)	December 31, 2003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$19.1	$18.2

Current portion of long-term debt	2.9	2.4

Accounts payable	185.5	191.7

Asbestos settlement liability	512.5	512.5

Other current liabilities	347.1	383.4

Income taxes payable	100.2	82.2

Total current liabilities	1,167.3	1,190.4

Long-term debt, less current portion	2,264.1	2,259.8

Deferred income taxes	33.5	34.9

Other liabilities	87.2	95.4

Total Liabilities	3,552.1	3,580.5

Total Shareholders’ Equity	1,161.4	1,123.6

Total Liabilities and Shareholders’ Equity	$4,713.5	$4,704.1

(1)   The amounts shown are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.